Exhibit 10.16

SECOND AMENDED AND RESTATED BUSINESS LOAN AGREEMENT

THIS SECOND AMENDED AND RESTATED BUSINESS LOAN AGREEMENT (this “Credit Agreement”), dated as of September 9, 2010 (the “Effective Date”), is by and between ADVANCED LIFE SCIENCES, INC., an Illinois corporation (the “Borrower”), ADVANCED LIFE SCIENCES HOLDINGS, INC. (“Holdings”), MICHAEL FLAVIN (“Flavin”, and together with Holdings, the “Guarantors”), and THE LEADERS BANK (the “Lender”), and shall amend and restate in its entirety that certain Amended and Restated Business Loan Agreement, dated as of October 23, 2008, executed by and between the Borrower and the Lender (the “Existing Credit Agreement”).

WHEREAS, the Borrower and the Lender desire to amend and restate in its entirety the Existing Credit Agreement, and replace it with this Agreement;

WHEREAS, the Borrower has requested, among other things, that the Lender extend the maturity date of the Revolving Loan (as defined herein) to January 1, 2012; and

WHEREAS, Lender has agreed to continue to extend credit to the Borrower pursuant to the terms set forth herein.

NOW THEREFORE, the parties hereto agree as follows:

SECTION 1.  LOANS

SECTION 1.1.  REVOLVING LOANS.  Subject to the terms and conditions of this Agreement, the Lender agrees to make loans to the Borrower, from time to time from the date of this Agreement to (but not including) January 1, 2012, in an amount not to exceed the Commitment at such time, as the Borrower may request (each, a “Revolving Loan”). During such period, the Borrower may borrow, repay and reborrow the Revolving Loans hereunder.

SECTION 1.2.  REVOLVING NOTE.  The Revolving Loans shall be evidenced by the Second Amended and Restated Promissory Note (the “Revolving Note”), substantially in the form of Exhibit A, with appropriate insertions, dated the date hereof, payable to the order of the Lender, in the principal amount of Eight Million Five Hundred Thousand Dollars ($8,500,000).  The Lender may record the amounts borrowed and repaid under and the balance due on the Revolving Note in its books and records, which books and records may treat each borrowing as a separate Revolving Loan; such endorsement or recording by the Lender shall be rebuttably presumptive evidence of the principal balance due on the Revolving Note.  The outstanding principal balance of the Revolving Note, including all accrued but unpaid interest shall be payable to the Lender in full on January 1, 2012 (the “Maturity Date”).  The Revolving Note constitutes a restatement of, and a replacement and substitute for that certain Amended and Restated Promissory Note dated October 23, 2008 made by Borrower to the order of Lender, in the principal amount of $10,000,000 (the “2008 Note”), which reflects a reduction in the Commitment from the Lender to the Borrower from $10,000,000 to $8,500,000.  Any amounts outstanding under the 2008 Note shall be automatically outstanding under the Revolving Note.  The indebtedness evidenced by the Revolving Note is continuing indebtedness, and nothing herein or in the Revolving Note shall be deemed to constitute a payment, settlement or novation of the 2008 Note or to release or otherwise adversely affect any lien, mortgage or security interest securing such indebtedness or any rights of the Lender against any guarantor, surety, or other party primarily or secondarily liable for such indebtedness.

SECTION 2.  INTEREST AND FEES

SECTION 2.1.  INTEREST.  The unpaid principal amount of the Revolving Loans from time to time outstanding shall bear interest at a rate equal to ten percent (10%) (the “Interest Rate”).  After the Maturity Date, until paid, any outstanding amounts of principal and interest due under the Revolving Loan shall be the Interest Rate plus three percent (3%) (the “Default Rate”).

SECTION 2.2.  INTEREST PAYMENT DATES.  Accrued interest shall be paid in respect of principal of the Revolving Loans on the first Business Day of each calendar month, commencing on October 1, 2010 or the first of such dates to occur after the Effective Date hereunder, on the Maturity Date, and upon payment in full; provided however, that, after the Maturity Date, whether by acceleration or otherwise, interest shall be payable upon demand and shall accrue at the Default Rate.

SECTION 2.3.  BASIS OF COMPUTATION.  Interest shall be computed for the actual number of days elapsed on the basis of a year consisting of 360 days, including the date a Loan is made and excluding the date a Loan or any portion thereof is paid or prepaid.

SECTION 2.4.  LOAN FEE.  As consideration for the further extension of credit by the Lender, (i) Borrower shall pay to Lender a fee of $100,000 payable in three installments - $30,000 on the Effective Date, $30,000 payable on November 1, 2010, and $40,000 payable on January 1, 2011 (together, the “Loan Fee”), (ii) and deliver the Warrants as set forth in Section 7.2 herein.  Borrower shall reimburse Lender on the Effective Date for all costs and expenses incurred by the Lender in the preparation of this amendment and the related documents.  Failure by the Borrower to pay the Loan Fee pursuant to the payment schedule set forth above or to deliver the Warrants as set forth in Section 7.2 shall be an Event of Default under this Agreement.

SECTION 3.  PAYMENTS AND PREPAYMENTS.

SECTION 3.1.  FUNDS. All payments and prepayments of principal, interest and fees shall be made in immediately available funds to the Lender at its main banking office at 2001 York Road, Suite 150, Oak Brook, Illinois 60523.

SECTION 3.2.  OPTIONAL PREPAYMENT.  The Borrower may prepay the Revolving Loan in whole or in part at any time.  All prepayments of principal shall include interest accrued to the date of prepayment on the principal amount being prepaid.

SECTION 3.3.  MANDATORY PREPAYMENT.  The Borrower shall from time to time, without prior demand by or notice from the Lender, make such payments or prepayments of principal hereunder and under the Revolving Note as are necessary so that, after giving effect to such payment or prepayment, the sum of (i) aggregate principal amount of the Loans outstanding hereunder and under the Revolving Note shall not exceed the Commitment.  In addition, Borrower shall make two mandatory prepayments: the first in an amount necessary to reduce the principal balance of the Revolving Loan to Seven Million Dollars ($7,000,000) on or before October 1, 2010 (the “First Principal Reduction”), and an additional payment of One Million Dollars ($1,000,000) on or before April 1, 2011 (the “Second Principal Reduction”, together the “Principal Reductions”).  Failure of the Borrower to make either Principal Reduction shall be an Event of Default under the Agreement.

SECTION 3.4.   OFFSET.  In addition to and not in limitation of all rights of offset that the Lender may have under applicable law, the Lender shall, upon the occurrence of any Event of Default, have the right to take and apply to the payment of any Loans and any other liabilities of the Borrower or Holdings hereunder, in such order of application as the Lender may elect, any and all balances, credits, deposits, accounts or moneys of the Borrower or Holdings then or thereafter with the Lender.

SECTION 4.  GUARANTIES AND COLLATERAL

SECTION 4.1.  GUARANTIES.  The payment and performance of the Obligations shall at all times be guaranteed jointly and severally by Flavin and Holdings pursuant to one or more guaranty agreements in form and substance acceptable to the Lender, as the same may be amended, modified or supplemented from time to time (individually a “Guaranty” and collectively the “Guaranties”).

SECTION 4.2.  COLLATERAL.  The Obligations shall be secured by valid, perfected, and enforceable Liens on all right, title, and interest of the Borrower and Holdings in all of their accounts, chattel paper, instruments, documents, general intangibles, letter-of-credit rights, supporting obligations, deposit accounts, investment property, inventory, equipment, fixtures, commercial tort claims, real estate and any other personal property, whether now owned or hereafter acquired or arising, and all proceeds thereof (together, the “Collateral”).  The Borrower and Holdings each acknowledge and agree that the Liens on the Collateral shall be granted to the Lender and shall be valid and perfected first priority Liens, other than Permitted Liens, pursuant to one or more Security Documents from such Persons, each in form and substance satisfactory to the Lender.

SECTION 5.  REPRESENTATIONS AND WARRANTIES

In order to induce the Lender to enter into this Agreement, to make Loans as provided for herein, the Borrower and each Guarantor makes the following representations and warranties to the Bank, all of which shall survive the execution and delivery of this Agreement:

SECTION 5.1.  STATUS AND LICENSING.  Each of Borrower and Holdings, as of the date of this Agreement, is validly existing corporation in good standing under the laws of the state of its organization and has the power and authority to own its property and to transact the business in which it is engaged or presently proposes to engage and is duly qualified or licensed in good standing in each jurisdiction in which such qualification is required, unless the failure to so qualify or license could not have a Material Adverse Effect.

SECTION 5.2.  POWER AND AUTHORITY.  Borrower and each Guarantor has full power, authority and legal right to execute, deliver and carry out the terms and provisions of this Agreement and the other Loan Documents to which it/he is a party and Borrower and Holdings have taken all necessary corporate action (including, without limitation, any consent of the Board of Directors) to authorize the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party.  This Agreement and the other Loan Documents to which it is a party constitute legal, valid and binding obligations of the Borrower and each Guarantor, enforceable in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by general equity principles (whether in an action at law or in equity).

SECTION 5.3.  COMPLIANCE WITH OTHER INSTRUMENTS.  Except as listed on Schedule5.3 hereto, no Borrower nor either Guarantor is in default under any agreement to which it/he is a party (except to the extent that the existence of such default, when taken together with all other such defaults, would not have a Material Adverse Effect), and neither the execution, delivery or performance of this Agreement or the other Loan Documents to which such Borrower or either Guarantor is a party nor the consummation of the transactions herein or therein contemplated, nor compliance with the terms and provisions hereof or thereof, will contravene any provision of law, statute, rule or regulation to which Borrower or any Guarantor subject or any judgment, decree, franchise, order or permit applicable to the Borrower or either Guarantor, or will conflict or will be inconsistent with or will result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any lien, security interest, charge or encumbrance upon any of the property or assets of Borrower or either Guarantor pursuant to the terms of any indenture, mortgage, deed of trust, agreement or other instrument to which Borrower or either Guarantor is a party or by which it is bound or to which it may be subject or violate any provision of the by-laws of Borrower or Holdings.

SECTION 5.4.  LITIGATION.  Except as set forth in Schedule 5.4 attached hereto, there are no actions, suits or proceedings pending or, to the best of the Borrower’s or either Guarantor’s knowledge, threatened against or affecting the Borrower or either Guarantor before any court or tribunal or before any governmental or administrative body or agency (a) with respect to this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby or (b) in which the amount involved is $50,000 or more and not covered by insurance in excess of a deductible of not more than $50,000 or in which injunctive or similar relief is sought.  Neither the Borrower nor either Guarantor is in default with respect to any applicable statute, rule, writ, injunction, decree, order or regulation of any governmental authority having jurisdiction over the Borrower or either Guarantor where any such non-compliance, individually or the aggregate could reasonably be expected to result in a Material Adverse Effect.

SECTION 5.5.  GOVERNMENTAL APPROVALS.  No order, permission, consent, approval, license, authorization, registration or validation of, or notice to or filing with, or exemption by, any governmental agency, commission, board or public authority is required to authorize, or is presently required in connection with, the execution, delivery and performance of this Agreement and the other Loan Documents or the taking of any action hereby or thereby contemplated.

SECTION 5.6.  OWNERSHIP OF PROPERTY; NO OTHER LIENS.  The Borrower has a valid leasehold interest in, all its real property, and good title to all its other property and none of such property is subject to any Lien except for the Permitted Liens.

SECTION 5.7.  FINANCIAL STATEMENTS.  The Borrower’s and Holdings’ audited or unaudited financial statements furnished to the Bank prior to the date of this Agreement was prepared in accordance with GAAP, consistently applied, subject to usual and customary year-end audit adjustments.  Both Borrower and Holdings are solvent and paying its debts generally as such debts become due and, except as otherwise disclosed to the Lender in writing prior to or as of the date of this Agreement, neither Borrower nor Holdings has significant liabilities, contingent or otherwise, including liabilities for taxes or any unusual forward or long-term commitments which are not (a) disclosed by or reserved against in the financial statements referred to above or in the notes thereto or (b) otherwise disclosed in writing to the Lender, and there are no unrealized or anticipated losses from any unfavorable commitments of the Borrower which may materially adversely affect the operations, business, property or assets or condition (financial or otherwise) of the Borrower or Holdings.  Such financial statements (including in each case the related schedules and notes) fairly present the financial condition of the Borrower and Holdings as of the date of such balance sheet and the results of their operations for the period covered by such statement of earnings and have been prepared in accordance with GAAP, consistently applied throughout the periods involved.  Since the date of the most recent financial statements delivered by the Borrower and Holdings to the Lender, there has been no Material Adverse Change in the operations, business, property or assets of, or in the condition (financial or otherwise) of the Borrower or Holdings.

SECTION 5.8.  COMPLIANCE WITH LAWS.  (a) Each of Holdings and the Borrower are in compliance with the requirements of all federal, state and local laws, rules and regulations applicable to or pertaining to their property or business operations (including, without limitation, the Occupational Safety and Health Act of 1970, the Americans with Disabilities Act of 1990, and laws and regulations establishing quality criteria and standards for air, water, land and toxic or hazardous wastes and substances), where any such non-compliance, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b)           Without limiting the representations and warranties set forth in Section 5.8(a) above, except for such matters, individually or in the aggregate, which could not reasonably be expected to result in a Material Adverse Effect, the Borrower and Holdings represent and warrant that:  (i) each of the Borrower and Holdings complies in all material respects with all applicable Environmental Laws; (ii) each of the Borrower and Holdings has obtained all governmental approvals required for their operations and the Premises by any applicable Environmental Law; (iii) neither the Borrower nor Holdings has, and neither Holdings nor the Borrower has knowledge of any other Person who has, caused any Release, threatened Release or disposal of any Hazardous Material at, on, about, or off the Premises in any material quantity and, to the knowledge of Holdings and the Borrower, none of the Premises are adversely affected by any Release, threatened Release or disposal of a Hazardous Material originating or emanating from any other property; (iv) No Premises contain and have contained any:  (1) underground storage tank, (2) material amounts of asbestos containing building material, (3) landfills or dumps, (4) hazardous waste management facility as defined pursuant to RCRA or any comparable state law, or (5) site on or nominated for the National Priority List promulgated pursuant to CERCLA or any state remedial priority list promulgated or published pursuant to any comparable state law; (v) neither the Borrower nor Holdings have used a material quantity of any Hazardous Material and have conducted no Hazardous Material Activity at the Premises; (vi) neither the Borrower nor Holdings have any material liability for response or corrective action, natural resource damage or other harm pursuant to CERCLA, RCRA or any comparable state law; (vii) neither the Borrower nor Holdings is subject to, have no notice or knowledge of and are not required to give any notice of any Environmental Claim involving the Borrower or Holdings or the Premises, and there are no conditions or occurrences at the Premises which could reasonably be anticipated to form the basis for an Environmental Claim against the Borrower or Holdings or the Premises; (viii) no Premises are subject to any, and neither Holdings nor the Borrower has knowledge of any imminent restriction on the ownership, occupancy, use or transferability of the Premises in connection with any (1) Environmental Law, or (2) Release, threatened Release or disposal of a Hazardous Material; and (ix) there are no conditions or circumstances on the Premises which pose an unreasonable risk to the environment or the health or safety of Persons.

SECTION 5.9.  TAXES, ASSESSMENTS, FEES.  Borrower and each Guarantor has filed or caused to be filed all tax returns which to the knowledge of the Borrower and each Guarantor are required to be filed, and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, assessments, fees or other charges imposed on it or any of its property by any governmental authority (other than those the amount or validity of which is currently being contested in good faith by appropriate proceedings and if adversely determined could not have a Material Adverse Effect); and no tax liens or liens with respect to any assessments, fees or other charges have been filed (other than those the amount or validity of which is currently being contested in good faith by appropriate proceedings and if adversely determined could not have a Material Adverse Effect and which are stayed or otherwise made unenforceable during the pendency of any such contest) and, to the knowledge of the Borrower or either Guarantor, no claims are being asserted (other than those the amount or validity of which is currently being contested in good faith by appropriate proceedings and if adversely determined could not have a Material Adverse Effect and which are stayed or otherwise made unenforceable during the pendency of any such contest) with respect to any such taxes, assessments, fees or other charges.

SECTION 5.10.  ERISA.  Except as heretofore disclosed to the Lender in writing, no Termination Event has occurred and is continuing with respect to any Plan.  Neither the Borrower nor Holdings, or an Affiliate of the Borrower or Holdings has incurred (or to the best knowledge of the Borrower and any Affiliate, is likely to incur) any material accumulated funding deficiency within the meaning of ERISA or any laws of similar import; incurred any material liability for any “prohibited transaction” (as defined in ERISA and the Code) or otherwise under ERISA or the Code; or incurred or is likely to incur any material liability under Title IV of ERISA to the PBGC or any plan participant, all in connection with any Plan.  No “Reportable Event” (as defined in Section 4043 of ERISA) has occurred with respect to any of the Plans and neither the Borrower nor Holdings, nor any Affiliate of the Borrower or Holdings

has incurred any liability on account of a partial or complete withdrawal from any multiemployer plan as defined in section 4001(a)(3) of ERISA.  The present value of all vested benefits under each Plan (other than a multiemployer plan) subject to Title IV of ERISA (based on those assumptions used to fund the Plan) did not, as of the date hereof, exceed the value of the assets of the Plan allocable to such vested benefits.

SECTION 5.11.  INVESTMENT COMPANY ACT; SECURITIES ACT.  Neither Borrower nor Holdings is not nor is controlled by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 5.12.  USE OF PROCEEDS.  The proceeds of the Revolving Loans will be used for working capital purposes and no part of any Loan will be used (a) for any purpose for which a broker could not properly arrange or extend credit in compliance with Federal Reserve Regulation T or (b) to purchase or carry any “margin stock” (as defined in Federal Reserve Regulation U) or to extend credit to others for such purpose.  The Borrowers are not engaged in, nor has as one of its important activities, the business of extending credit for the purpose of purchasing or carrying any margin stock.

SECTION 5.13.  OBLIGATIONS AS SENIOR INDEBTEDNESS.  The obligations of the Borrower and each Guarantor under this Agreement and the other Loan Documents will constitute “senior indebtedness” as that or any similar term is or may be defined in any instrument or agreement evidencing or relating to any subordinated debt or obligations of the Borrowers now or hereafter existing, and the Lender will be entitled to the benefits of any such subordination provisions.

SECTION 5.14.  ACCURACY OF INFORMATION.  To the best knowledge of the Borrower and each Guarantor, all information supplied by the Borrower and each Guarantor to the Lender relating to the Borrower and each Guarantor was true, complete and accurate when made in all material respects.

SECTION 5.15.  ACCURACY OF REPRESENTATIONS AND WARRANTIES.  To the best knowledge of the Borrower, the representations and warranties of the Borrower contained in each other document delivered in connection with this Agreement are true and correct in all material respects.

SECTION 5.16.  SUBSIDIARIES.  The Borrower has no Subsidiaries, other than Subsidiaries for which the Lender has provided its prior written consent.  Borrower is the only Subsidiary of Holdings.

SECTION 5.17.  COLLATERAL.  The Security Agreements create a valid and continuing lien on and, to the extent provided herein or therein, perfected security interest in the Collateral referred to in such Loan Document in favor of the Lender, prior to all other Liens, claims and rights of all other Persons, and is enforceable as such as against all other Persons, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by general equity principles (whether in an action at law or in equity).

SECTION 6.  COVENANTS

Until all obligations of the Borrower and each Guarantor hereunder and under the Note is paid or fulfilled in full, the Borrower and each Guarantor agrees that it shall comply with the following covenants, as applicable, unless the Lender consents otherwise in writing:

SECTION 6.1.  CORPORATE EXISTENCE, STRUCTURE AND NAME.  The Borrower and Holdings shall preserve and maintain its existence as a corporation and its rights, franchises, licenses and privileges, and will not liquidate, dissolve or sell, lease, transfer or otherwise dispose of any substantial part of its assets.  Neither Borrower nor Holdings shall merge into or consolidate into any other partnership, corporation or other legal entity.  Neither the Borrower nor Holdings shall change its name unless prior thereto it shall have executed and delivered to the Lender such Uniform Commercial Code financing statements and other documents which the Lender may reasonably require (including amendments or restatements of this Agreement, the Revolving Note and the Security Documents) reflecting such name change.

SECTION 6.2.  REPORTS, CERTIFICATES AND OTHER INFORMATION.  The Borrower and each Guarantor shall furnish or cause to be transmitted to the Lender, as applicable:

(a)           Audit Report.  Within 135 days after the end of each fiscal year of the Borrower and Holdings, a copy of an annual audit report of the Borrower, prepared in conformity with generally accepted accounting principles applied on a basis consistent with prior financial statements submitted to the Lender, and prepared and certified by independent certified public accountants of recognized standing satisfactory to the Lender and accompanied by a statement that such report is without significant qualification.

(b)           Tax Returns.  Within 15 days after the filing of  its/his tax return, a copy of such tax return filed with the Internal Revenue Service.

(c)           Quarterly Reports.  Within 45 days after the end of each fiscal quarter of each of Borrower and Holdings, a copy of its unaudited balance sheet and income statement.

(d)           Certificate of No Default.  Contemporaneously with the furnishing of a copy of each preliminary annual and quarterly report provided for in this Section, a certificate dated the date of such annual and quarterly report and signed by an authorized of the Borrower and Holdings, to the effect that no Event of Default or Unmatured Event of Default has occurred and is continuing, or, if there is any such event, describing it and the steps, if any, being taken to cure it.

(e)           Notice of Default and Litigation.  Immediately upon learning of the occurrence of any of the following, written notice describing the same and the steps being taken by the Borrower or either Guarantor in respect thereof:  (i) the occurrence of an Event of Default or any Unmatured Event of Default; or (ii) the institution of, or any adverse determination in, any litigation, arbitration or governmental proceeding which involves amounts of  $50,000 or more and not covered by insurance in excess of a deductible of not more than $50,000 or in which injunctive or similar relief is sought against the

Borrower or Holdings or any assets of the Borrower or Holdings, or which shall threaten to have a Material Adverse Effect on the future operations of the Borrower or Holdings.

(f)            SEC Reporting.  Immediately upon filing, Holdings shall cause all information and reports filed with the United States Securities and Exchange Commission and/or any other governmental authority to be true and accurate and not misleading in any material respect, and Holdings shall comply with all applicable securities laws and rules.

(g)           Other Information. From time to time such other information, financial or otherwise, concerning the Borrower or either Guarantor as the Lender may reasonably request.

SECTION 6.3.  INSPECTION.  The Borrower and Holdings shall permit the Lender and its agents to conduct up to two field audits of the Borrower and/or Holdings during any twelve-month period, in the course of which field audits the Lender and its agents may at any time during normal business hours inspect the Borrower’s or Holdings’ properties and assets and inspect and make copies of its books and records, subject to reasonable restrictions to protect the confidentiality of the Borrower’s and Holdings’ confidential and proprietary information. Such field audits shall be conducted at the Borrower’s and Holdings’ expense.

SECTION 6.4.  INDEBTEDNESS, LIENS AND TAXES.  Neither the Borrower nor Holdings shall:

(a)           Indebtedness.  Incur or permit to exist any Indebtedness except: (i) Indebtedness to the Lender; (ii) Indebtedness secured by Permitted Liens; and (iii) other Indebtedness approved in writing by the Lender.

(b)           Taxes.  Fail to pay and discharge all taxes, assessments, and governmental charges or levies imposed upon it, upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims for labor, materials and supplies when due, except that no such tax, assessment, charge, levy, or claim need be paid which is being contested in good faith by appropriate proceedings and as to which adequate reserves shall have been established, and as to which no foreclosure, distraint, sale, or similar proceedings have commenced.

(c)           Keep Well Agreements.  Assume, guarantee, endorse, or otherwise become or be responsible in any manner (whether by agreement to purchase any obligations, stock, assets, goods, or services, or to supply or advance any funds, assets, goods or services, or otherwise) with respect to the obligation of any other person or entity, except the endorsement of negotiable instruments for deposit or collection in the ordinary course of business.

SECTION 6.5.  CERTAIN DISTRIBUTIONS.  Neither the Borrower nor Holdings shall declare or make any distribution, dividend, capital repayment or similar payment to any shareholder of  Holdings or Borrower at any time.

SECTION 6.6.    MAINTENANCE OF PROPERTIES.  Each of the Borrower and Holdings shall maintain, or cause to be maintained, in good repair, working order and condition, all of its properties (whether owned or held under lease), and from time to time make or cause to be made all needed and appropriate repairs, renewals, replacements, additions, betterments and improvements thereto, so that the practice carried on in connection therewith may be properly and advantageously conducted at all times.

SECTION 6.7.  INSURANCE.  The Borrower and Holdings shall, and cause the Guarantor to maintain fire and other risk insurance, public liability insurance and other such insurance as Lender may require with respect to Borrower’s and Guarantor’s properties and operations, in form, amounts, coverages and with insurance companies reasonably acceptable to Lender.  Each of Borrower and Holdings, upon request of Lender, will deliver to Lender from time to time the policies or certificates of insurance in form reasonably satisfactory to Lender, including stipulations that coverages not be cancelled or diminished without at least thirty (30) days prior written notice to Lender.  Each insurance policy shall also include an endorsement providing that coverage in favor of Lender will not be impaired in any way by any act, omission or default of Borrower or Guarantor or any other person.  In connection with all policies covering assets in which Lender holds or is offered a security interest, Borrower will provide, and cause the Guarantor to provide, the Lender with such lender’s loss payable or other endorsements as the Lender may require.

SECTION 6.8.  USE OF PROCEEDS.  The Borrower shall not use or permit any proceeds of the Loans to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of “purchasing or carrying any margin stock” within the meaning of Regulations V or X of the Board of Governors of the Federal Reserve System, as amended from time to time. If requested by the Lender, the Borrower will furnish to the Lender a statement in conformity with the requirements of Federal Reserve Form V-I to the foregoing effect. No part of the proceeds of the Loans will be used for any purpose which violates or is inconsistent with the provisions of Regulation V or X of the Board of Governors.

SECTION 6.9.  COMPLIANCE WITH LAWS.  (a) Holdings and the Borrower shall comply in all respects with the requirements of all federal, state, and local laws, rules, regulations, ordinances and orders applicable to or pertaining to its personal property or business operations, where any such non-compliance, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or result in a Lien upon any of its property.

(b)           Without limiting the agreements set forth in Section 6.9(a) above, each of Holdings and the Borrower shall, at all times, do the following to the extent the failure to do so, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect:  (i) comply in all material respects with, and maintain each of the Premises in compliance in all material respects with, all applicable Environmental Laws; (ii) require that each tenant and subtenant, if any, of any of the Premises or any part thereof comply in all material respects with all applicable Environmental Laws; (iii) obtain and maintain in full force and effect all material governmental approvals required by any applicable Environmental Law for operations at each of the Premises; (iv) cure any material violation by it or at any of the Premises of applicable Environmental Laws; (v) not allow the presence or operation at any of the Premises of any (1) landfill or dump or (2) hazardous waste management facility or solid waste disposal facility as defined pursuant to

RCRA or any comparable state law; (vi) not manufacture, use, generate, transport, treat, store, release, dispose or handle any Hazardous Material at any of the Premises except in the ordinary course of its business and in de minimis amounts; (vii) within 10 Business Days notify the Lender in writing of and provide any reasonably requested documents upon learning of any of the following in connection with the Borrower or Holdings or any of the Premises: (1) any material liability for response or corrective action, natural resource damage or other harm pursuant to CERCLA, RCRA or any comparable state law; (2) any material Environmental Claim; (3) any material violation of an Environmental Law or material Release, threatened Release or disposal of a Hazardous Material; (4) any restriction on the ownership, occupancy, use or transferability arising pursuant to any (y) Release, threatened Release or disposal of a Hazardous Material or (z) Environmental Law; or (5) any environmental, natural resource, health or safety condition, which could reasonably be expected to have a Material Adverse Effect; (viii) conduct at its expense any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any material Release, threatened Release or disposal of a Hazardous Material as required by any applicable Environmental Law, (ix) abide by and observe any restrictions on the use of the Premises imposed by any governmental authority as set forth in a deed or other instrument affecting the Borrower’s or any Subsidiary’s interest therein; (x) promptly provide or otherwise make available to the Lender any reasonably requested environmental record concerning the Premises which the Borrower or any Subsidiary possesses or can reasonably obtain; and (xi) perform, satisfy, and implement any operation or maintenance actions required by any governmental authority or Environmental Law, or included in any “no further action” letter or covenant not to sue issued by any governmental authority under any Environmental Law.

SECTION 6.10.  FINANCING STATEMENTS AND OTHER ACTIONS.  Borrower and Holdings each will execute and deliver to the Lender all financing statements, amendments thereto, continuation statements in respect thereof and other documents and take such other actions (and if so requested by the Lender, use its reasonable efforts to obtain landlord waivers or other applicable consents) as are from time to time reasonably requested by the Lender in order to perfect and to maintain and protect a first priority perfected security interest in the Collateral or to enable the Lender to exercise and enforce its rights and remedies hereunder with respect to such Collateral.  To the extent permitted by applicable law, each of the Borrower and Guarantor hereby authorizes the Lender to file financing or continuation statements and amendments thereto disclosing the security interest granted to the Lender under the Security Agreements.  Borrower and Holdings each agrees that a carbon, photographic, photostatic, or other reproduction of the Security Agreements or of a financing statement is sufficient as a financing statement.  The Borrower and Holdings each will pay all fees and expenses, including without limitation all recording and filing fees and expenses, in connection therewith.

SECTION 7.  CONDITIONS OF EFFECTIVENESS

The effectiveness of this Agreement is subject to the conditions precedent that the Lender shall have received:

SECTION 7.1.  DOCUMENTATION.  The effectiveness of this Agreement is subject to the conditions precedent that the Lender shall have received:

(a)           This Agreement, duly executed by the Borrower;

(b)           The Revolving Note, in the form attached hereto as Exhibit A, duly executed by the Borrower

(c)           The Guaranties executed by Flavin and Holdings;

(d)           The Security Agreements, duly executed by the Borrower and Holdings;

(e)           The Pledge Agreement executed by Holdings;

(f)            The Landlord Waiver duly executed by BioStart Properties LLC and Borrower;

(g)           Form U-1 executed by the Borrower;

(h)           Stock Power executed in blank by Holdings;

(i)            Evidence of insurance required to be maintained under the Loan Documents, naming the Lender as loss payee;

(j)            Lender shall have received copies of the Borrower’s and Holdings’ articles of incorporation and bylaws (or comparable organizational documents) and any amendments thereto, certified in each instance by its Secretary or Assistant Secretary;

(k)           the Lender shall have received copies of resolutions of Borrower’s and Holding’s authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, together with specimen signatures of the persons authorized to execute such documents on Borrower’s and Holdings’ behalf, all certified in each instance by its Secretary or Assistant Secretary;

(l)            the Lender shall have received copies of the certificates of good standing for each of the Borrower and Holdings (dated no earlier than 30 days prior to the Closing Date) from the office of the secretary of the state of its incorporation or organization and of each state in which it is qualified to do business as a foreign corporation or organization;

(m)          A Certificate of No Default certifying the absence of defaults by the Borrower and Holdings under the Credit Agreement, executed and certified by the an authorized officer of the Borrower and Holdings;

(n)           Such other documents as the Lender may reasonably request.

SECTION 7.2.  DELIVERY OF WARRANTS

Within (i) thirty (30) days of the date of this Agreement (the “First Warrant Delivery Date”), and (ii) on the date that is one (1) year from the date of this Agreement (the “Second Warrant Delivery Date” and together the “Warrant Delivery Dates”) Holdings shall deliver to

Lender in the name of The Leaders Group, Inc. a Warrant for 500,000 shares of the Borrower at market value.  The Warrants shall be in a form substantially similar to the Warrant attached hereto as Exhibit A.

SECTION 7.3.  ABBOTT LICENSE.  In the sixty (60) days following the Effective Date of this Agreement, Holdings will use reasonable efforts to obtain the consent of Abbott Laboratories to the Collateral Assignment of Abbott License Agreement and will provide all material status updates during that time to Lender as well as any written correspondence sent by Holdings to Abbott Laboratories or received by Holdings from Abbott Laboratories with respect to such consent.

SECTION 7.4.  REPRESENTATIONS AND WARRANTIES; NO DEFAULT.

(a)           Representations and Warranties.  At the date of each Loan, the Borrower’s and each Guarantors’ representations and warranties set forth in Section 4 shall be true and correct in all material respects as at such date with the same effect as though those representations and warranties had been made on that date (except to the extent stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

(b)           No Default.  At the date of each Loan, and immediately after giving effect to such Loan, the Borrower shall be in compliance with all the terms and provisions set forth herein on its part to be observed or performed, and no Event of Default or Unmatured Event of Default shall have occurred and be continuing at the time of such Loan, or would result from the making of such Loan.

Each borrowing hereunder shall be deemed a representation and warranty by the Borrower that the statements in paragraphs (a) and (b) of this Section 7.4 are true and correct.

SECTION 8.  DEFAULT

SECTION 8.1.  EVENTS OF DEFAULT.  Each of the following occurrences is hereby defined as an “Event of Default”:

(a)           Nonpayment.  The Borrower shall fail to make any payment of principal, interest, or other amounts payable hereunder when and as due and such default continues for 3 business days, including failure to make the Principal Reduction; or

(b)           Cross-Default.  There shall occur any default, event of default or failure to comply, or any event which would become such with notice or the passage of time or both, or any similar event, under the terms of any evidence of Indebtedness in excess of $50,000 issued or assumed or entered into by the Borrower or either Guarantor or under the terms of any indenture or instrument (including without limitation the Security Agreements or the Guaranties) in excess of $50,000 under which any such evidence of Indebtedness is issued, assumed, secured or guaranteed in excess of $50,000, and such event shall continue beyond any applicable period of grace; or

(c)           Warranties.  Any representation, warranty, schedule, certificate, financial statement, report, notice or other writing furnished by or on behalf of the Borrower or either Guarantor to the Lender is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified; or

(d)           Change in Control.  The Chief Executive Officer of Holdings or Borrower shall voluntarily resign or be terminated prior to the Maturity Date.

(e)           Dissolution or Merger of Borrower or Holdings.  Borrower or Holdings dissolves the corporation or merges with another corporation or takes any such action prohibited by Section 6.1.

(f)            Litigation.  Any person shall institute, or any adverse determination in, any litigation, arbitration or governmental proceeding which involves amounts of $50,000 or more and not covered by insurance in excess of a deductible of not more than $50,000 or in which injunctive or similar relief is sought against the Borrower or Holdings or any assets of the Borrower or Holdings, or which shall threaten to have a Material Adverse Effect on the future operations of the Borrower or Holdings; or

(g)           Failure to Deliver Warrants.  Holdings shall fail to deliver Warrants to Lender on the Warrant Delivery Dates.

(h)           Noncompliance with this Agreement.  The Borrower or either Guarantor shall fail to comply with any provision of this Agreement or any other Loan Document which failure does not otherwise constitute an Event of Default, and such failure shall continue for thirty (30) days after notice thereof to the Borrower or either Guarantor by the Lender or any other holder of the Revolving Note; or

(i)            Default of Other Agreements.  Any default or event of default shall occur under the Abbott License and such default or event of default continues for thirty (30) days by Borrower or either Guarantor; or

(j)            ERISA.  Any reportable event shall occur under the Employee Retirement Income Security Act of 1974, as amended, in respect of any employee benefit plan maintained for employees of the Borrower or Holdings and such default continues for 10 days; or

(k)           Bankruptcy.  Any bankruptcy, insolvency, reorganization, arrangement, readjustment, liquidation, dissolution, or similar proceeding, domestic or foreign, is instituted by or against the Borrower or either Guarantor, or the Borrower or either Guarantor shall take any step toward, or to authorize, such a proceeding; or

(l)            Insolvency.  The Borrower or either Guarantor shall become insolvent, generally shall fail or be unable to pay its debts as they mature, shall admit in writing its inability to pay its debts as they mature, shall make a general assignment for the benefit of its creditors, shall enter into any composition or similar agreement, or shall suspend the transaction of all or a substantial portion of its usual business or practice; or

(m)          Security Agreements.  Any Security Agreement shall cease to be in full force and effect or the Borrower or either Guarantor shall so state in writing; or the Lender shall cease to have a first priority, perfected security interest in all or any portion of the collateral subject or purported to be subject to any Security Agreement.

SECTION 8.2.  REMEDIES.  Upon the occurrence of any Event of Default set forth in subsections (a)-(k), or (n) of Section 8.1 and during the continuance thereof, the Lender or any other holder of a Revolving Note may declare the Revolving Note and any other amounts owed to the Lender to be immediately due and payable, whereupon the Revolving Note and any other amounts owed to the Lender shall forthwith become due and payable.  Upon the occurrence of any Event of Default set forth in subsections (l)-(m) of Section 8.1, the Revolving Note and any other amounts owed to the Lender shall be immediately and automatically due and payable without action of any kind on the part of the Lender or any other holder of the Revolving Note.  Upon the occurrence of any Event of Default, the Commitment shall immediately and automatically terminate without action of any kind on the part of the Lender or any other holder of the Revolving Note.  The Borrower and each Guarantor expressly waives presentment, demand, notice or protest of any kind in connection herewith.  The Lender shall promptly give the Borrower and each Guarantor notice of any such declaration, but failure to do so shall not impair the effect of such declaration.  No delay or omission on the part of the Lender or any holder of the Revolving Note in exercising any power or right hereunder or under the Revolving Note shall impair such right or power or be construed to be a waiver of any Event of Default or any acquiescence therein, nor shall any single or partial exercise of any power or right hereunder preclude other or further exercise thereof, or the exercise of any other power or right.

SECTION 9.  MISCELLANEOUS

SECTION 9.1.  CERTAIN DEFINITIONS.  As used herein:

The term “Abbott License” shall mean that certain license agreement by and between Abbott Laboratories and Holdings dated as of December 13, 2004, as amended and modified from time to time.

The term “Affiliate” means any Person (whether or not incorporated) which is a member of a group of which any Borrower or Holdings is a member and which is under common control within the meaning of the regulations under Section 414 of the Internal Revenue Code of 1986, as amended.

The term “Code” shall mean the United States Internal Revenue Code of 1986, as the same may be amended from time to time.

The term “Collateral” shall have the meaning assigned thereto in Section 4.2 herein.

The term “Collateral Assignment of Abbott License Agreement” shall mean that certain Collateral Assignment of the Abbott License Agreement executed by Holdings in favor of Lender dated as of even date herewith.

The term “Commitment” means, from the Effective Date until June 30, 2010, an amount not to exceed Eight Million Five Hundred Thousand Dollars ($8,500,000), and from October 1, 2010 to and including April 1, 2011, an amount not to exceed Seven Million Dollars ($7,000,000), and from thereafter until the Maturity Date, an amount not to exceed Six Million Dollars ($6,000,000).

The term “Environmental Claim” means any investigation, notice, violation, demand, allegation, action, suit, injunction, judgment, order, consent decree, penalty, fine, lien, proceeding or claim (whether administrative, judicial or private in nature) arising (a) pursuant to, or in connection with an actual or alleged violation of, any Environmental Law, (b) in connection with any Hazardous Material, (c) from any abatement, removal, remedial, corrective or response action in connection with a Hazardous Material, Environmental Law or order of a governmental authority, or (d) from any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

The term “Environmental Law” means any current or future legal requirement pertaining to (a) the protection of health, safety and the indoor or outdoor environment, (b) the conservation, management or use of natural resources and wildlife, (c) the protection or use of surface water or groundwater, (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Material, or (e) pollution (including any Release to air, land, surface water or groundwater), and any amendment, rule, regulation, order or directive issued thereunder.

The term “Event of Default” shall mean any of the events set forth in Section 8.1 herein.

The term “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

The term “Flavin” means Michael Flavin, an individual residing at 1440 Davey Road, Woodridge, Illinois 60517 and a Guarantor of the Obligations of the Borrower under the Notes and the Loan Agreements.

The term “GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

The term “Guaranties” shall have the meaning set forth in Section 4.1.

The term “Guarantors” shall have the meaning set forth in the recitals.

The term “Hazardous Material” means any substance, chemical, compound, product, solid, gas, liquid, waste, byproduct, pollutant, contaminant or material which is hazardous or toxic, and includes, without limitation, (a) asbestos, polychlorinated biphenyls and petroleum (including crude oil or any fraction thereof), and (b) any material classified or regulated as “hazardous” or “toxic” or words of like import pursuant to an Environmental Law.

The term “Hazardous Material Activity” means any activity, event or occurrence involving a Hazardous Material, including, without limitation, the manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation, handling of or corrective or response action to any Hazardous Material.

The term “Holdings” shall mean Advanced Life Sciences Holdings, Inc. and a Guarantor of the Obligations of the Borrower under the Notes and the Loan Agreements.

The term “Indebtedness” means, without duplication shall mean, with respect to any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices) or which is evidenced by a note, bond, debenture or similar instrument,  (b) all obligations of such Person under Financing Leases, (c) all obligations of such Person in respect of any letters of credit and acceptances issued or created for the account of such Person, (d) all obligations of such Person under any guarantee made by such Person in respect of any indebtedness, (e) all payment obligations, if any, of such Person under interest rate protection agreements (including without limitation interest rate swaps, hedges and similar agreements), and any currency swaps and hedges and similar agreements, and (f) all liabilities secured by any lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof.

The term “Intellectual Property Security Agreement” shall mean that certain Amended and Restated Intellectual Property Security Agreement dated as of even date herewith executed by Borrower in favor of Lender and amending and restating the Intellectual Property Security Agreement dated as of October 23, 2008.

The term “Landlord Waiver” shall mean that certain landlord waiver by and between Borrower, Lender and BioStart Property Group, LLC in form and substance acceptable to the Lender dated as of even date herewith with respect to the Leased Property.

The term “Leased Property” shall mean the property leased by Borrower pursuant to the Lease from BioStart Property Group, LLC, as landlord located at 1440 Davey Road, Woodridge, Illinois 60517.

The term “Lien” means any mortgage, lien, security interest, pledge, charge or encumbrance of any kind in respect of any property.

The term “Loan” means a Revolving Loan.

The term “Loan Documents” means, together, this Agreement, the Revolving Note, the Security Agreements, the Guaranties, the Pledge Agreement, the Landlord Waiver and the Intellectual Property Security Agreement.

The term “Material Adverse Change” means a change in the financial condition of Holdings or the Borrower, except those occurring in the ordinary course of business, any of which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

The term “Material Adverse Effect” means (a) a material adverse change in, or material adverse effect upon the operations or business of Borrower or either Guarantor, (b) a material impairment of the ability of the Borrower or either Guarantor to perform its obligations under any Loan Document or (c) a material adverse effect upon (i) the legality, validity, binding effect or enforceability against Borrower or either Guarantor of any Loan Document or the rights and remedies of the Lender thereunder or (ii) the perfection or priority of any Lien granted under any Security Document.

The term “Note” means the Revolving Note; and “Notes” means the Revolving Note and the Term Notes collectively.

The term “Obligations” means all obligations of the Borrower and each Guarantor to pay principal and interest on the Revolving Loan, all fees and charges payable hereunder, and all other payment obligations of the Borrower arising under or in relation to any Loan Document, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired.

The term “Permitted Liens” means (i) Liens imposed by law for taxes that are not yet due or are being contested; (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law arising in the liens arising in the ordinary course of business and securing obligations that are not overdue by more than thirty days or are being contested; (iii) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations; judgment liens in respect of judgments that do not constitute an Event of Default under Section 8.1(f); (iv) easements, zoning restrictions, rights of way, encroachments, covenants, restrictions, utility easements, mineral rights, rights of the public and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of the business of the Borrower; provided, however, that the term “Permitted Liens” shall not include any Lien securing Indebtedness.

The term “Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof.

The term “Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA (including a plan defined as a Multiemployer Plan in Section 3(37) of ERISA) established or maintained, or to which contributions have been made, by any Borrower or any Affiliate for their respective employees.

The term “Pledge Agreement” means that certain Amended and Restated Pledge Agreement executed by Holdings and dated as of the date hereof, which amends and restates that certain Commercial Pledge Agreement dated as of October 23, 2008, as further amended by that certain Amendment to Commercial Pledge Agreement dated as of November 10, 2008.

The term “Premises” means the real property owned or leased by the Borrower or any Holdings, including without limitation the real property and improvements thereon owned by the Borrower or Holdings subject to the Security Documents.

The term “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migration, dumping, or disposing into the indoor or outdoor environment, including, without limitation, the abandonment or discarding of barrels, drums, containers, tanks or other receptacles containing or previously containing any Hazardous Material.

The term “Reportable Event” shall mean any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder.

The term “Security Agreements” means the Second Amended and Restated Security Agreement by the Borrower in favor of the Lender and the Amended and Restated Security Agreement dated as of even date herewith by Holdings in favor of Lender, each as they may from time to time be amended and restated and dated as of even date herewith.

The term “Security Documents” means the Security Agreements, the Intellectual Property Security Agreement, the Collateral Assignment of the Abbott License and the Pledge Agreement.

The term “SEDA” means that certain Standby Equity Distribution Agreement dated as of September 29, 2008 by and between Holdings and YA Global Investments, L.P.

The term “Subsidiaries” means, as to any Person, (a) a corporation of which shares of stock having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person or (b) a partnership, association or other enterprise of which more than 50% of the interest in capital and profits is at the time owned, directly or indirectly through one or more intermediaries, or both, by such Person.

The term “Termination Event” means either (i) a Reportable Event (other than a Reportable Event not subject to the provision for 30-day notice to the Pension Benefit Guaranty corporation under such regulations), or (ii) the withdrawal by any Borrower or any of its Affiliates from a Plan during a plan year in which it was a substantial employer or (iii) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as termination under Section 4041 of ERISA, or (iv) the institution of proceedings to terminate a Plan by the PBGC, or (v) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, a Plan.

The term “Unmatured Event of Default” means an event which would become an Event of Default with notice or the passage of time or both.

The term “Voting Stock” of any Person means capital stock or other equity interests of any class or classes (however designated) having ordinary power for the election of directors or other similar governing body of such Person, other than stock or other equity interests having such power only by reason of the happening of a contingency.

The term “Warrant” means a warrant issued by Holdings to Lender or its designee for the purchase of shares of the Borrower.

Except as and unless otherwise specifically provided herein, all accounting terms in this Agreement shall have the meanings given to them by generally accepted accounting principles and shall be applied and all reports required by this Agreement shall be prepared in a manner consistent with the most recent financial statements provided to the Lender before this Agreement was signed.

SECTION 9.2.  WAIVER OF DEFAULT.  The Lender may, by written notice to the Borrower and each Guarantor, at any time and from time to time, waive any default in the performance or observance of any condition, covenant or other term hereof, or any Event of Default, which shall be for such period and subject to such conditions as shall be specified in any such notice. In the case of any such waiver, the Lender, Borrower and each Guarantor shall be restored to their former position and rights hereunder and under the Revolving Note and Guaranties, respectively, and any default or Event of Default so waived shall be deemed to be cured and not continuing; but no such waiver shall extend to or impair any right consequent thereon or to any subsequent or other default or Event of Default.

SECTION 9.3.  NOTICES.  All notices, requests and demands to or upon the respective parties hereto shall be deemed to have been given or made when deposited in the mail, postage prepaid, addressed:

(a)           if to the Lender to:  The Leaders Bank, 2001 York Road, Suite 150, Oak Brook, Illinois 60523, Attn: John Prosia.

(b)           if to the Borrower to: Advanced Life Sciences, Inc., 1440 Davey Road, Woodridge, Illinois 60517, Attn: John Flavin.

(c)           if to Holdings to: Advanced Life Sciences Holdings, Inc., 1440 Davey Road, Woodridge, Illinois 60517, Attn: John Flavin.

(d)           if to Flavin to:  1440 Davey Road, Woodridge, Illinois 60517

or to such other address as may be hereafter designated in writing by the respective parties hereto.

SECTION 9.4.  CONTINUING FORCE AND EFFECT OF CREDIT AGREEMENT.   Except as specifically modified or amended by the terms of this Agreement, all other terms and provisions of the Loan Documents other than the Existing Credit Agreement which is amended and restated hereby in its entirety are incorporated by reference herein, and in all respects, shall continue in full force and effect.  The Borrower and each Guarantor, by execution of this Agreement, hereby affirms, assumes and binds itself to all of the obligations, duties, rights, covenants, terms and conditions that are contained in the Loan Documents.

SECTION 9.5.  CONFIRMATION REGARDING SECURITY AGREEMENT.  The Borrower and the Lender hereby confirm and agree that the obligations of the Borrower and each Guarantor under the Revolving Note and Guaranties, respectively, and this Agreement hereby constitute Secured Obligations (as defined in the Security Agreements) secured by the Security Agreements.

SECTION 9.6.  NONWAIVER; CUMULATIVE REMEDIES.  No failure to exercise, and no delay in exercising, on the part of the Lender of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies of the Lender herein provided are cumulative and not exclusive of any rights or remedies provided by law.

SECTION 9.7.  SURVIVAL OF AGREEMENTS.  All agreements, representations and warranties made herein shall survive the delivery of the Notes and the making of Loans.

SECTION 9.8.  SUCCESSORS.  This Agreement shall, upon execution and delivery by the Borrower and each Guarantor, become effective and shall be binding upon and inure to the benefit of the Borrower and each Guarantor, the Lender and their respective successors and assigns, except that neither the Borrower nor either Guarantor may transfer or assign any of its rights or interest hereunder without the prior written consent of the Lender.

SECTION 9.9.  CAPTIONS.  Captions in this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof. References herein to Sections without reference to the document in which they are contained are references to this Agreement.

SECTION 9.10.  SINGULAR AND PLURAL.  Unless the context requires otherwise, wherever used herein the singular shall include the plural and vice versa.

SECTION 9.11.  COUNTERPARTS.  This Agreement may be executed by the parties on any number of separate counterparts; each counterpart shall be deemed an original instrument; and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

SECTION 9.12.  FEES.  The Borrower and each Guarantor agree to pay or reimburse the Lender for all costs and expenses of preparing, seeking advice in regard to, and enforcing this

Agreement or any Loan Document, or preserving its rights hereunder or under any document or instrument executed in connection herewith (including without limitation reasonable legal fees and reasonable time charges of attorneys who may be employees of the Lender), whether in or out of court, in original or appellate proceedings or in bankruptcy.

SECTION 9.13.  CONSTRUCTION.  This Agreement, the Revolving Note and any Loan Document or instrument executed in connection herewith shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of Illinois, and shall be deemed to have been executed in the State of Illinois.

SECTION 9.14.  SUBMISSION TO JURISDICTION; VENUE.  To induce the Lender to make the Loans, as evidenced by the Notes and this Agreement, Borrower and each Guarantor irrevocably agree that, subject to the Lender’s sole and absolute election, all suits, actions or other proceedings in any way, manner or respect, arising out of or from or related to this Agreement, the Revolving Note or any document executed in connection herewith, shall be subject to litigation in courts having situs within the City of Chicago, State of Illinois.  The Borrower and each Guarantor hereby consent and submit to the jurisdiction of any local, state or federal court located within said city and state.  The Borrower and each Guarantor hereby waive any right it may have to trial by jury or to transfer or change the venue of any suit, action or other proceeding brought against the Borrower or either Guarantor by the Lender in accordance with this Section, or to claim that any such proceeding has been brought in an inconvenient forum.

SECTION 9.15.    GENERAL MATTERS RESPECTING THIS AGREEMENT, THE NOTE AND THE SECURITY AGREEMENT.  It is understood and recited for the avoidance of doubt that:

(a)           This Agreement and the Revolving Note are deemed to restate and replace in their entirety that certain First Amended and Restated Business Loan Agreement the Borrower and the Lender dated as of October 23, 2008 (as heretofore amended) and all notes of the Borrower delivered thereunder, which earlier agreement and notes shall be of no further force or effect (it being understood, however, that any outstanding indebtedness thereunder shall be continuing indebtedness hereunder and under the Revolving Note), and

(b)           The Borrower’s and Holdings’ obligations under this Agreement, the Revolving Note, and the other Loan Documents are secured by and under the terms of the Security Agreements. It is expressly agreed and recited that the delivery of the Security Agreements is a condition to the Lender entering into this Agreement, and that the Lender is authorized and shall have the unrestricted right, in its sole discretion, to perfect its security interest in the Collateral, and its interests under the Security Agreements at any time.

The Borrower and Holdings further represent and warrant to the Lender that (i) the Security Agreements create, as security for the obligations of the Borrower and Holdings to the Lender under this Agreement and the Revolving Note, a valid and enforceable security interest in and liens on all of the Collateral (as defined in the Security Agreement), in favor of the Lender; and (ii) the Borrower has not granted any security interest in and liens on the Collateral superior to and prior to the security interest of the Lender, and no further recordings or filings are or will be required in connection with the creation, perfection or enforcement of such security interests and liens, other than the filing of continuation statements in accordance with applicable law.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

ADVANCED LIFE SCIENCES, INC.

By:	/s/ John L. Flavin

Its:	President and Chief Financial Officer

ADVANCED LIFE SCIENCES
HOLDINGS, INC.

By:	/s/John L. Flavin

Its:	President and Chief Financial Officer

MICHAEL FLAVIN

/s/ Michael T Flavin, Ph.D.

THE LEADERS BANK

By:	/s/ John Prosia

Its:	Executive Vice President

EXHIBIT A

TO

SECOND AMENDED AND RESTATED
REVOLVING CREDIT AND TERM LOAN AGREEMENT

Form of Revolving Note

Please see attached.